UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2013

Gold Hill Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53627	88-0492010
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3751 Seneca Ave., Pahrump, NV		89048
(Address of Principal Executive Offices)		(Zip Code)

3960 Howard Hughes Pkwy #500, Las Vegas, NV 89169

(Former name, former address and former fiscal year, if changed since last report)

Registrant’s telephone number, including area code: (775) 751-6931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 23, 2013, Mr. Chas Radovich resigned as the Company’s President. This resignation is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Radovich resigned in order to pursue another technology venture. Mr. Radovich will be retained as a consultant to advise and assist the Company in business development and public markets. In conjunction with his resignation, Mr. Radovich’s employment agreement was terminated and Mr. Radovich returned 8,380,000 shares of common stock to the Company.

Jason Lieber, age 45, was appointed as the Company’s President, to serve in such capacities until his successors are duly appointed. As President, Mr. Lieber will oversee the execution of the Company’s business plan. He will be responsible for leading the technology initiatives regarding the evolvement of ground penetrating radar, 3-D imaging and underground detection for commercial and military applications. Mr. Lieber will report to the Company’s Board of Directors.

Prior to his appointment as President, Jason Lieber was the Vice President of Imaging Locators.  He managed all aspects of training and demonstrations of the Accurate Locators metal detection product lines. He also played a very pivotal and active role in sales and marketing of Accurate’s products as well. He has a vast knowledge and understanding of mining detection equipment and how it can be leveraged by utility locators, treasure hunters and mining exploration businesses in order to optimize their return on investment.

Jason has over 30 years of experience programming in Visual Basic, Basic and SQL, as well as A+ Certified hardware assembly, repair and troubleshooting experience. He designed scalable front and back end databases for the financial and land title industries.  He is proficient in Lean, Agile and Six Sigma workflow analysis and managed Sarbanes-Oxley compliance for his division at LandAmerica Default Services. Jason has worked for Accurate Locators for six years, helping launch several new products and developing inside and outside sales network strategies. He has BA from San Francisco State University.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GOLD HILL RESOURCES, INC.

Date: December 23, 2013	By:	/s/ Eric Stoppenhagen
Name: Eric Stoppenhagen
Title: Chief Financial Officer